SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 10/A
                                 Amendment No. 1

                   General Form for Registration of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                          ALYDAAR SOFTWARE CORPORATION
                (Name of Registrant as specified in its charter)

         North Carolina                            87-0399301
 (State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                 Identification No.)


              2101 Rexford Road, Suite 250 West Charlotte, NC 28211
               (Address of principal executive offices) (Zip Code)

                     Issuer's telephone number: 704/365-2324


           Securities to be registered under Section 12(b) of the Act:


   Title of each class                Name of exchange on which
   to be so registered                each class is to be registered
           None                                    None

           Securities to be registered under Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
                                (Title of Class)



                                                          Page 1 of 20 pages

ITEM 2 - FINANCIAL INFORMATION

Selected Financial Information

         The information required by Item 301 of Regulation S-K has been omitted because the operating results for 1993 and 1992 were insignificant, since the Company had only 2-5 employees focused on research and development during those periods. The results for 1994, 1995 and 1996 are discussed below.

Management's Discussion and Analysis of Financial Condition and Results of
 Operations and Future Plan of Operations.

         The Company has been essentially a research and development company over the last three years. As previously indicated, the Company abandoned its marketing of language translation services in 1994 and diverted all resources to research and development of SmartCode to position the Company to offer an automated solution to the Y2K Problem. The Company began work on language translation projects in 1994 producing $160,000 in revenues and completed the projects during 1995 producing $229,000 in revenues. The Company incurred losses of $305,000 in 1994 and $580,000 in 1995. During the fourth quarter of 1995, the Company began working with a very large insurance company using their pilot projects to help the Company de-bug SmartCode and improve its abilities to offer an automated process to solve the Y2K Problem. In February, 1996, the insurer gave the Company a pilot project and stated that upon successful completion the Company would be awarded a $5 million contract with an estimated start date of April 1996 and completion date by June 30, 1996. The Company's outside counsel began negotiating an agreement and the negotiations were protracted over a two-month period of time. In April, 1996, the insurer went through a major re-organization resulting in the appointment of a new Chief Information Officer who decided to put Y2K on hold and resulted in the Company's loss of the contract. The Company worked with another large insurer over the next seven months, using the insurer as a Beta site and to further improve its SmartCode software and Y2K process.

         The Company added positions in research and processing as required during the course of the year through September. Based upon the results of its marketing efforts and contract negotiations with clients of its business partners, the Company entered into an agreement with a large international computer programmer outsourcing firm to recruit and bring to the Company approximately 150 software engineers during the fourth quarter. The Company signed lease agreements to increase its square footage from 18,000 square feet to 37,000 square feet over the course of the fourth quarter. The Company spent approximately $1,135,000 during the fourth quarter for furniture, fixtures, computer hardware and software. The contract labor force cost the Company approximately

$2 million during the fourth quarter. The agreement with the outsourcer provides the Company the opportunity to convert any of the personnel provided by the outsourcer after a six-month period of time to an employee of the Company with no additional liability to the outsourcer.

         The Company incurred the substantial cost to position itself to be a viable candidate to be successful in bidding for contracts of $5 million or more. The Company had to incur the substantial cost of ramping-up the organization before actual work was started on revenue producing projects due to the substantial training time requirement and the need for substantial resources to be continually devoted to additional research and development. As of the end of the year, approximately seventy people were involved in research and development. In early December,1996, the Company was awarded a $20 million contract from S.A.I.C., one of its strategic alliance partners. The Company had already started work on a $6 million task order issued under the contract in November, 1996, and in February, 1997, began work on a second task order for $3 million. The expected start dates for other clients' projects for late fourth quarter, 1996 or first quarter, 1997 have been moved forward by the clients to late first quarter and early second quarter, 1997.

         The Company's total operating expenses, excluding depreciation, rose to approximately $4.8 million in 1996 from $780,000 in 1995. Approximately $3.7 million of 1996 total expenses were incurred in the fourth quarter, 1996. Of the fourth quarter amount, approximately $2 million was paid or accrued for contract labor and $700,000 was paid or accrued for payroll cost. As previously indicated, the Company began work on two projects at the end of 1996 resulting in receivables of $188,000 at the end of the year. This was the only revenue reported for 1996 as the cost for the Y2K problem for the Company's other clients was either not in their 1996 budget or the problem was not within the 1996 planning horizon for those companies.

         The Company began work on nine projects or pilots during the first quarter of 1997. Based upon those projects and other commitments, the Company expects to record a loss in the $2-$3 million range for the first quarter, 1997, an operating profit in second quarter, 1997, a strongly profitable third quarter, 1997 and year-to-date, and an improvement in the fourth quarter profitability as compared to the third quarter profit. Revenues are expected to grow from $500,000 in first quarter to in excess of $10 million for fourth quarter. The Company's forecast is that recorded revenue will exceed expenses beginning in May, 1997.
                                       3

Liquidity and Capital Resources

         The Company reflected approximately $2.2 million in accounts payable and accrued expenses at the end of 1996 and $567,000 in cash and accounts receivable. Approximately $1.7 million of accounts payable was due to one vendor for contract labor supplied from the last week of October and for all of November and December. The vendor does not consider amounts delinquent until sixty days after billed, and therefore only approximately $25,000 of the year-end balance was considered to be delinquent. As of the end of April, 1997, the Company expects to have paid all current and delinquent amounts due to that vendor.

         As noted, the Company had approximately $1.6 million more in accounts payable and accrued expenses than cash and accounts receivable at December 31, 1996. The Company received subscriptions for approximately $8.7 million during the first quarter for the purchase of restricted stock and the exercise of warrants. The Company received $2.7 million during the first quarter, had $3.7 million in escrow at March 31 for release to the Company in early April, and expects the balance of $2.3 million in payments for the subscribed stock to be received in early May. The Company believes that the cash on hand at the end of 1996 plus the cash collected on receivables during the first quarter, 1997 and the capital received by or receivable at March 31, 1997 is sufficient to pay for obligations incurred through March 31, 1997, and to be incurred through May 31, 1997. The Company's projections reflect a positive cash flow for June, 1997, and each month thereafter. The Company financed 1996 operations through the sale of restricted stock, proceeds from exercise of warrants, and loans from its majority stockholder and Chief Executive Officer.

         The forward looking information reflected above is based upon only those commitments which are known as of March 31, 1997, and do not incorporate the expected substantial additional revenue to be derived by the Company during the course of 1997. The Company has a significant amount of excess capacity beyond the revenue included in the forecast with its existing cost structure. Therefore, additional revenue can be generated with insignificant increase in cost, since labor is the primary cost factor involved in the Company's operations.

                                   APPENDIX A
                          ALYDAAR SOFTWARE CORPORATION
                              FINANCIAL STATEMENTS


                                                            Pages


Report of Independent Auditors                                 F-2

Balance Sheets as of December 31, 1996                         F-3
and 1995

Statement of Operations for Years Ended                        F-4
December 31, 1996, 1995

Statement of Stockholders' Equity    (Deficiency)              F-5
for Years Ended December 31, 1996, 1995

Statements of Cash Flows for Years Ended                       F-6
December 31, 1996 and December 31,  1995

Notes to Financial Statements                                  F-7-F-12

Report of Independent Auditors

Report of Independent Auditors

Balance Sheets as of December 31, 1995 and 1994

Statement of Operations for Years Ended
December 31, 1995, 1994

Statement of Stockholders' Equity (Deficiency) for Years Ended December 31, 1995, 1994

Statements of Cash Flows for Years Ended
December 31, 1995, 1994

Notes to Financial Statements

                          Independent Auditors' Report


Board of Directors
Alydaar Software Corporation
Charlotte, North Carolina

We have audited the balance sheets of Alydaar Software Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alydaar Software Corporation as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




                                                HOLTZ RUBENSTEIN & CO., LLP


Melville, New York
March 27, 1997

                          ALYDAAR SOFTWARE CORPORATION

                                 BALANCE SHEETS






                                                                                       December 31,
       ASSETS                                                                   1996                  1995
       ------                                                               --------------        ----------
CURRENT ASSETS:
Cash                                                                    $      379,382        $      25,435
Accounts receivable (Note 3)                                                   187,500                    -
Prepaid expenses                                                                 6,903                 4,143
Other receivable (Note 4)                                                      490,000                    -
Loan to stockholder                                                             51,256                40,893
                                                                        --------------        --------------
       Total current assets                                                  1,115,041                70,471

PROPERTY AND EQUIPMENT, net (Note 5)                                         1,694,029                55,018

SECURITY DEPOSITS                                                               60,222                 7,706
                                                                        --------------        --------------

                                                                        $    2,869,292        $      133,195
                                                                        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable and accrued expenses                                   $    2,184,435        $      249,353
Unearned revenue                                                               150,000                    -
Note payable, stockholder (Note 6)                                             507,530                 3,980
                                                                        --------------        --------------
       Total current liabilities                                             2,841,965               253,333
                                                                        --------------        --------------

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY (DEFICIENCY):
(Notes 7 and 8)
     Common stock, $0.001 par value, 20,000,000 shares
       authorized; 13,983,282 and 11,187,373 shares issued                      13,983                11,187
     Additional paid-in capital                                              6,311,079             1,282,770
     Deficit                                                                (6,296,940)           (1,164,095)
                                                                        --------------        --------------
                                                                                28,122               129,862
     Less treasury stock, at cost                                                 (795)             (250,000)
                                                                        --------------        --------------

       Total stockholders' equity (deficiency)                                  27,327              (120,138)
                                                                        --------------        --------------

                                                                        $    2,869,292        $      133,195
                                                                        ==============        ==============



                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION

                            STATEMENTS OF OPERATIONS


                                                      Years Ended
                                                      December 31,
                                               1996                  1995

REVENUES (Note 10)                       $       37,500         $     229,400
                                         --------------         -------------

EXPENSES:  (Notes 8 and 11)
   Payroll and related costs                  3,598,307               443,741
   Rent and occupancy                           320,707                33,421
   Advertising                                  215,453                87,716
   Depreciation                                 349,655                23,203
   Other operating expense                      714,648               215,367
                                         --------------         -------------
                                              5,198,770               803,448
                                         --------------         -------------

       Loss from operations                  (5,161,270)             (574,048)
                                         --------------         -------------

OTHER INCOME (EXPENSES):
   Interest expense                              (3,550)               (7,700)
   Interest income                                6,812                 1,600
   Other income                                  25,163                    -
                                         --------------         ------------

                                                 28,425                (6,100)
                                         --------------         -------------

NET LOSS                                 $   (5,132,845)        $    (580,148)
                                         ===============        ==============

NET LOSS PER SHARE                             $(.41)                $(.05)
                                               =====                 =====

WEIGHTED AVERAGE COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING             12,394,056            10,894,254
                                          =============            ==========






                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (Notes 7 and 8)






                                 Common Stock                  Additional
                                      Shares                    Paid-in                     Subscribed
                                  Outstanding      Amount        Capital        Deficit       Stock
                                  ------------     -----       ---------      ----------    ----------

Balance, January 1, 1995            10,932,613   $ 10,933    $  1,129,644    $    (583,947)   (450,000)

Issuance of common shares              654,760        654         352,726               -           -
Conversion  of subscribed stock
   to treasury stock                        -          -               -                -      450,000
Retirement of treasury stock          (400,000)      (400)       (199,600)              -
Net loss                                     -          -           -             (580,148)      -
                                     --------- -----------  --------------      -----------   --------

Balance, December 31, 1995          11,187,373     11,187       1,282,770       (1,164,095)         -

Issuance of common shares            2,385,909      2,386       5,076,014               -           -
Issuance of common shares
   as treasury stock                   900,000        900            (900)              -           -
Shares issued to employees from
   increase of stock options            10,000         10         202,695               -           -
Retirement of treasury stock          (500,000)      (500)       (249,500)              -           -
Net loss                               -              -           -               (5,132,845)       -
                                  ------------  ----------   ------------      -------------       -------

Balance, December 31, 1996          13,983,282   $ 13,983    $  6,311,079      $  (6,296,940)       -
                                  ============   ========    ============       =============      =======





                                                                   Total
                                                                 Stockholders'
                                     Treasury Stock              (Deficiency)
                                 Shares           Amount            Equity
                                 --------       -----------     ------------

Balance, January 1, 1995                -       $        -      $     106,630

Issuance of common shares               -                -            353,380
Conversion  of subscribed stock
   to treasury stock              (900,000)        (450,000)               -
Retirement of treasury stock       400,000          200,000                -
Net loss                             -               -               (580,148)
                                 -----------     ------------    ------------

Balance, December 31, 1995        (500,000)        (250,000)         (120,138)

Issuance of common shares               -                -          5,078,400
Issuance of common shares
   as treasury stock              (900,000)            (900)             (900)
Shares issued to employees from
   increase of stock options       105,000              105           202,810
Retirement of treasury stock       500,000          250,000                -
Net loss                                -               -          (5,132,845)
                                   -----------    ------------    ------------

Balance, December 31, 1996        (795,000)     $      (795)    $      27,327
                                   ==========      ===========     =============



                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION

                            STATEMENTS OF CASH FLOWS



                                                               Years Ended
                                                               December 31,
                                                          1996                   1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                             $ (5,132,845)      $ (580,148)
                                                         -----------   -------------------
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Stock based compensation                              252,810               -
       Depreciation                                          349,655           23,203
       (Increase) decrease in assets:
         Accounts receivable                                 (37,500)          91,650
         Prepaid expense                                      (2,760)          (4,143)
       Increase in accounts payable and accrued
         expenses                                          1,935,082          199,972
                                                      --------------     ------------
           Total adjustments                               2,497,287          310,682
                                                      --------------     ------------
           Net cash used in operating activities          (2,635,558)        (269,466)
                                                      --------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                  (1,988,666)         (33,821)
   Increase in security deposits                             (52,516)          (4,896)
                                                      --------------     ------------
           Net cash used in investing activities          (2,041,182)         (38,717)
                                                      --------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of stock                                       4,537,500          353,380
   Advances from (to) shareholder, net                       493,187          (40,913)
                                                      --------------     ------------
           Net cash provided by financing activities       5,030,687          312,467
                                                      --------------     ------------

NET INCREASE IN CASH                                         353,947            4,284

CASH AND CASH EQUIVALENTS, beginning of year                  25,435           21,151
                                                      --------------     ------------

CASH AND CASH EQUIVALENTS, end of year                $      379,382     $     25,435
                                                      ==============     ============




                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995


1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

       Alydaar Software Corporation (the "Company") was originally incorporated in the state of Utah in 1982, and it is currently incorporated in the state of North Carolina. The Company designs and markets software language translation and systems migration services.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       a. Cash and cash equivalents

          For purposes of the cash flow statement, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash and/or cash equivalents.

       b. Depreciation and amortization expense

          Depreciation is computed using the straight-line method over the asset's estimated useful life (3 years).

       c. Revenue recognition

          The Company generally uses the accrual method of accounting. However, the Company recognizes revenue when billable. The typical contract for services specifies progress billings which reflect recognizable portions of completion of each job, although the job is not fully complete until tested and accepted by the customer.

       d. Income taxes

          Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance has been provided for the deferred tax asset resulting from the net operating loss carryforward and accelerated tax depreciation for fixed assets.

          As of December 31, 1996, a net operating loss carryforward of $5,700,000, is available through December 31, 2011 to offset future taxable income.

       e. Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       f. Advertising costs

          Advertising costs are expensed as incurred and were approximately $215,000 and $88,000 for the years ended December 31, 1996 and 1995, respectively.

       g. Loss per share

          Loss per common share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents were not considered in the computations as their effect would be anti-dilutive.

       h. Reclassifications

          Certain items in the 1995 financial statements have been reclassified to conform to the 1996 classifications.

3.     ACCOUNTS RECEIVABLE:

       Included in accounts receivable is $150,000 which relates to unearned revenue.

4.     OTHER RECEIVABLES:

       Other receivables consist of amounts owed the Company for shares of common stock issued in connection with warrant exercises which were collected in February 1997.

5.     PROPERTY AND EQUIPMENT:

       Property and equipment, at cost, consists of the following:

                                                         December 31,
                                                      1996              1995

       Equipment                                 $   1,813,377        $  86,522
       Software                                        251,105               -
       Leasehold improvements                           10,706               -
                                                 -------------        --------
                                                     2,075,188           86,522
       Less accumulated depreciation                   381,159           31,504
                                                 -------------        ---------

                                                 $   1,694,029        $  55,018
                                                 =============        =========
6.     NOTE PAYABLE, STOCKHOLDER:

       During 1996, a stockholder loaned the Company $500,000 which is payable on demand with interest at 4 1/2% per annum. As of December 31, 1995, the Company had an 8 1/4% note payable to a shareholder.

7.     NON-CASH TRANSACTIONS:

       During 1994, the Company accepted non-recourse notes totaling $450,000 for 900,000 shares of subscribed stock. In 1995, the notes expired without repayment. The Company reclaimed the shares from escrow, retired 400,000 of those shares in 1995 and retired the balance during 1996.

8.  STOCKHOLDERS' EQUITY (DEFICIENCY):

       a. Capital stock

          In January 1996 the Company retired all of the outstanding treasury shares, that were obtained when a stock subscriber defaulted on his obligation. Subsequently the Company issued 900,000 shares into treasury at par value to fulfill obligations under employee stock grants and stock options. During the year 105,000 shares were distributed from treasury to employees in connection with the exercise of stock options.

          In February 1996 the Company granted an employee 20,000 shares of common stock and recorded compensation of $40,000.

          In July 1996 the Company issued 150,000 shares of common stock for net proceeds of $1,048,800. The underwriter received warrants to purchase 10,000 shares of common stock as compensation which are exercisable at the market value of the stock on the date of issuance. In August 1996 the Company issued 25,000 shares to the purchaser of 150,000 shares, thereby reducing the proceeds to the Company by $1 per share as a penalty for failing to comply with a condition of the stock placement agreement.

          In October 1996 the Company issued 1,000,000 shares in exchange for $850,000, 565,000 of Class A Warrants and 935,000 of Class B Warrants and the forgiveness of certain demand registration rights previously granted to this warrantholder.

          In December 1996 the Company issued 109,909 shares of common stock in exchange for 65,000 Class A Warrants and 65,000 Class B Warrants.

          In December 1996 the Company issued 370,000 shares of common stock for net proceeds of $65,000 and a receivable of $490,000 in connection with the exercise of 370,000 Class A Warrants.

          In December 1996 the Company placed 500,000 shares for anticipated net proceeds of $3,500,000, but the transaction was not completed by December 31, 1996. In December 1996 the Company issued 155,000 of the 500,000 shares of common stock for net proceeds of $1,041,445. The net proceeds reflect a fee of 4% and other fees charged by the underwriter. In connection with this offering, the Company has agreed to file Form 10-SB, to register its class of common stock and to file an application for listing with NASDAQ on or before March 31, 1997. If the Company is unable to comply, the offering price of the December placement will be reduced, retroactively, by $1 per share. The maximum estimated penalty would be $500,000 if the Company is unable to register its shares.

       b. Stock option plan

          During 1994, the Company's Board of Directors approved an omnibus stock option plan to benefit certain key employees. Under this plan (as amended), the Company may issue up to 1,000,000 shares of stock and/or stock options through the year 2004. The options become exerciseable at various periods of time from 30 days to two years from the date of grant.

          During 1996 and 1995, the Company granted its employees options to purchase 295,000 and 390,000 shares of stock, respectively at various exercise prices that reflected the fair value of stock on the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Therefore, no compensation cost has been recognized. If the Company accounted for its stock options under the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

8.  STOCKHOLDERS' EQUITY (DEFICIENCY):

       b. Stock option plan  (Cont'd)
                                                    Year Ended
                                                   December 31,
                                            1996                   1995
         Net loss:
           As reported                $   (5,132,845)         $   (580,148)
           Proforma                       (5,482,845)             (880,148)
         Loss per share:
           As reported                         $(.41)                $(.05)
           Proforma                            $(.44)                $(.08)

         The following table summarizes the status of stock options outstanding under the Company's option plan:
                                                   Number of       Exercise
                                                    Options          Price

         Granted, 1995                               390,000      1.37-1.50
         Granted, 1996                               295,000      1.19-9.75
         Exercised, 1996                            (115,000)     1.19-7.63
                                                  ----------

         Outstanding, December 31, 1996              570,000      1.19-9.75
                                                  ==========

         The Company contributed the capital for the exercise of the 115,000 options and recorded approximately $212,800 as compensation expense.

       c. Warrants

          During 1996, 435,000 Class A warrants and 65,000 Class B warrants were exercised, 565,000 of Class A warrants and 935,000 of Class B warrants were retired. The Company granted its underwriter 10,000 Class C warrants at 110% of the fair market value on the date of grant. At December 31, 1996, there were outstanding 425,000 Class A warrants, 300,000 Class B warrants and 10,000 Class C warrants.

          During 1995, the Company sold 654,760 shares of common stock and 425,000 Class A warrants and 300,000 Class B warrants. Certain shares were subscribed in units that contained Class A and Class B warrants.

          The Class A warrants can be exercised at a price of $1.50 per share while the Class B warrants can be exercised at a price of $2.00 per share. Class C warrants are exerciseable at $11.25 per share. Both classes of warrants will expire five years from the date of issue or two years from the listing of the common stock on a national trading exchange whichever is earlier.

9.     SUPPLEMENTARY CASH FLOW INFORMATION:

       Cash paid for interest expense for the year ended December 31, 1995 was $2,000.

10.    CONCENTRATION OF CREDIT RISK:

       The Company maintained bank balances, which at times exceeded the federally insured limit of $100,000.

       During 1996 and 1995, one customer accounted for 100% and 75% of the Company's sales, respectively.

11.    COMMITMENTS AND CONTINGENCY:

       The Company leases office space under various operating leases. Rent expense under these leases totaled approximately $257,000 in 1996 and $35,000 in 1995. In April 1996, the Company moved its offices and entered into a 2 1/2 year lease for this new office space. Future minimum lease payments under these operating leases are:

                        Year Ending
                       December 31,                           Amount

                           1997                               $779,000
                           1998                                800,000
                           1999                                425,000
                           2000                                365,000

       During 1995, the Company allowed its general liability coverage to expire. In April 1996, the Company reinstated its insurance coverage.

       The Company is a defendant in two lawsuits, both of which relate to Gem Technologies, Inc. (GEM) a former affiliated company of Alydaar Software Corporation. Twenty purported noteholders or shareholders of GEM filed a complaint against certain officers, GEM and the Company alleging that the defendants fraudulently induced the plaintiffs into entering a note purchase agreement with GEM and fraudulently transferred the property of GEM to the Company. The plaintiffs have sought actual damages, punitive damages, attorney fees and injunctive relief relative to the property allegedly transferred to the Company.

       A purported shareholder of GEM filed a complaint against the Company's president, GEM, and the Company alleging a breach of contract and fraudulent misrepresentation in that the plaintiff purportedly was to receive shares of common stock of the Company in exchange for his investment in GEM, but has purportedly not received any shares. The plaintiff has sought monetary damages, punitive damages, interest and attorneys' fees.

       In the opinion of management, the Company will not incur a significant loss as a result of these actions and the Company intends to vigorously defend the allegations made in these complaints. In addition, the Company's President has agreed to indemnify the Company against any liability resulting from a final and unappealable judgment or settlement in these actions.

12.    JOINT VENTURE:

       In December 1996, the Company entered into a joint venture agreement that formed Alydaar Software Europe, plc. (ASE) which is headquartered in London, England. This joint venture will market the Company's services internationally. The Company has contributed licensing authority for the use of its proprietary software to obtain its 45 percent ownership in the joint venture. As of December 31, 1996, the joint venture had no activity.

13.    FAIR VALUE OF FINANCIAL INSTRUMENTS:

       The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

       CURRENT ASSETS AND CURRENT LIABILITIES: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

       The carrying amount and the fair value of the Company's financial instruments at December 31, 1996 are as follows:
                                                       Carrying         Fair
                                                      Amount            Value

       Cash                                       $     379,382    $     379,382
       Accounts receivable and other receivable         677,500          677,500
       Loan to stockholder                               51,256           51,256
       Accounts payable and accrued expenses          2,184,435        2,184,435
       Note payable, stockholder                        507,530          507,530

14.    INCOME TAXES:

       Due to the losses incurred by the Company, no provision for taxes, current or deferred have been recorded.

       The components of the net deferred taxes are as follows:

                                                                                         December 31,
                                                          1996              1995

 Deferred tax assets:
   Net operating loss carryforward                  $    2,280,000     $    229,000
 Deferred tax liabilities:
   Depreciation method of property and equipment          (128,000)              -
   Allowance for realization of assets                  (2,152,000)        (229,000)
                                                    --------------     ------------

                                                    $           -      $         -
                                                    ==============     ===========


                          ALYDAAR SOFTWARE CORPORATION
                     REPORT ON AUDIT OF FINANCIAL STATEMENTS
                           YEAR ENDED DECEMBER 31,1995

                           HOLTZ RUBENSTEIN & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS


                          Independent Auditors' Report
July 25, 1996

Board of Directors
Alydaar Software Corporation
Charlotte, North Carolina

We have audited the balance sheet of Alydaar Software Corporation as of December 31, 1995, and the related statements of operations, stockholders' (deficiency) equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alydaar Software Corporation as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The financial statements for the year ended December 1, 1994, prior to their restatement, were audited by other accountants, whose report dated May 1, 1996 expressed an unqualified opinion on those statements. They have not performed any auditing procedures since that date. As described in Note 4, the financial statements have been restated for the reclassification of the forgiveness of debt by a shareholder previously recorded as income.








125 Baylis Road, Melville, NY 11747-3823      FAX 516/752-1742   516/752-7400

                             MICHAEL RACANIELLO, CPA
                            170 POST ROAD, SUITE 204
                          FAIRFIELD, CONNECTICUT 06430
                                 (203) 255-6014




To the Board of Directors and Stockholders of Alydaar Software Corporation
Charlotte, North Carolina

I have audited the accompanying balance sheet of Alydaar Software Corporation as of December 31, 1994, and the related statements of income, changes in shareholder equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alydaar Software Corporation as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





Fairfield, Connecticut
May 1, 1996

                          ALYDAAR SOFTWARE CORPORATION
                                 BALANCE SHEETS

                                                                                        December 31.
               ASSETS                                                            1995                  1994
               ------                                                            ----                  ----

        CURRENT ASSETS:
         Cash                                                                  $   25,435           $   21,151
         Accounts receivable                                                            -               91,650
         Prepaid expenses                                                           4,143                    -
         Loan to shareholder                                                       40,893
                                                                              -----------
               Total current assets                                                70,471              112,801

        PROPERTY AND EQUIPMENT, net (Note 3)                                       55,018               44,400

        SECURITY DEPOSITS                                                           7,706                2,810
                                                                             ------------          -----------

                                                                                $ 133,195           $  160,011
                                                                                =========          ===========

             LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY

        CURRENT LIABILITIES:
         Accounts payable and accrued expenses                                  $ 249,353           $   49,381
         Note payable, shareholder (Note 4)                                         3,980                4,000
                                                                             ------------          -----------
               Total current liabilities                                          253,333               53,381
                                                                               ----------          -----------

        COMMITMENTS AND CONTINGENCIES (Note 9)

        STOCKHOLDERS'(DEFICIENCY) EQUITY:  (Notes 5 and 6)
         Common stock, $0.001 par value, 20,000,000 shares
             authorized; 11,187,373 and 10,932,613 shares
             issued and outstanding                                                11,187               10,933
         Additional paid-in capital                                             1,282,770            1,129,644
         Deficit                                                               (1,164,095)            (583,947)
                                                                               ----------          -----------
                                                                                  129,862              556,630
         Less treasury stock, at cost                                            (250,000)                   -
         Less capital stock subscribed                                                  -             (450,000)
                                                                             ------------          ------------

               Total stockholders' (deficiency) equity                           (120,138)             106,630
                                                                              -----------          -----------

                                                                               $  133,195            $ 160,011
                                                                               ==========          ===========

                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION
                            STATEMENTS OF OPERATIONS


                                                                                         Years Ended
                                                                                         December 31,
                                                                                   1995                   1994

      REVENUES (Note 8)                                                       $  229,400              $  160,400
                                                                              ----------              ----------

      EXPENSES:
         Salaries                                                                386,991                 205,369
         Payroll taxes                                                            34,829                  20,292
         Employee benefits                                                        15,585                   9,932
         Outside services                                                         25,365                  20,600
         Travel and promotion                                                     52,111                  26,747
         Advertising                                                              87,716                  16,363
         Rent                                                                     33,420                  32,265
         Professional fees                                                        75,683                  79,163
        Telephone                                                                 14,844                   6,910
         Office expense                                                           18,314                  23,948
        Depreciation                                                              23,203                   8,301
        Miscellaneous                                                             35,387                   2,508
                                                                               ---------              ----------
                                                                                 803,448                 452,398
                                                                                --------                --------

             Loss from operations                                              (574,048)                 (291,998)
                                                                              ----------                ----------

      OTHER INCOME (EXPENSES):
        Interest expense                                                          (7,700)                 (12,968)
        Interest income                                                            1,600                       -
                                                                             -----------          --------------
                                                                                  (6,100)                 (12,968)
                                                                             -----------               ----------

      NET LOSS                                                                $ (580,148)              $ (304,966)
                                                                              ==========-              ===========

      NET LOSS PER SHARE                                                           $(.05)                   $(.03)
                                                                                   =====-                   =====-

      WEIGHTED AVERAGE COMMON AND COMMON
        EQUIVALENT SHARES OUTSTANDING                                         10,894,254              10,233,161
                                                                              ==========              ==========



                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION


                 STATEMENTS OF STOCKHOLDERS'(DEFICIENCY) EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (Notes 4, 5, 6 and 11)

                                                                                                                           Total
                                       Common Stock-          Additional                                               Stockholders'
                                     Shares                   Paid-in                  Subscribed      Treasury Stock  (Deficiency)
                                   Outstanding     Amount     Capital        Deficit     Stock       Shares      Amount    Equity
                                   -------------------------------------------------------------------------------------------------
Balance, January 1, 1994,
    as previously reported         9,282,613       $12,468     $106,345    $(253,981)           -         -    $    -     $(135,168)

Prior period adjustments                   -       (3,185)        3,185      (25,000)           -         -         -       (25,000)
                                  --------------------------------------------------------------------------------------------------

January 1, 1994 (restated)         9,282,613         9,283      109,530     (278,981)           -         -         -      (160,168)

Issuance of additional shares      1,650,000         1,650      818,210                         -         -         -        819,860

Additional paid-in capital
    in exchange for debt                   -             -      201,904                         -         -         -        201,904

Net loss                                   -             -            -     (304,966)           -         -         -      (304,966)

Less stock subscription receivable                       -            -                 (450,000)         -         -      (450,000)
                                  --------------------------------------------------------------------------------------------------

Balance. December 31, 1994        10,932,613        10,933    1,129,644     (583,947)   (450,000)         -         -        106,630

Issuance of common shares            654,760           654      352,726                         -         -         -        353,380

Conversion of subscribed stock
    to treasury stock                      -             -            -                   450,000   (900,000)  (450,000)       -

Retirement of treasury stock       (400,000)         (400)    (199,600)                               400,000   200,000        -

Net loss                                                      (580,148)             -           -                          (580,148)
                                  --------------------------------------------------------------------------------------------------

Balance, December 31, 1995        11,187,373       $11,187   $1,282,770  $(1,164,095)           -   (500,000) $ 250,000   $(120,138)
                                  ==================================================================================================

                        See notes to financial statements

                          ALYDAAR SOFTWARE CORPORATION
                            STATEMENTS OF CASH FLOWS



                                                                                              Years Ended
                                                                                              December 31,
                                                                                        1996                1995
                                                                                        ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                          $(580,148)        $(304,966)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation                                                                    23,203             8,301
          (Increase) decrease in assets:
              Accounts receivable                                                         91,650          (91,650)
              Prepaid expense                                                            (4,143)                 -
          Increase in accounts payable and accrued expenses                              199,972             3,755
                                                                                      ----------      ------------
              Total adjustments                                                          310,682          (79,594)
                                                                                      ----------      ------------
              Net cash used in operating activities                                    (269,466)         (384,560)
                                                                                      ----------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of equipment                                                               (33,821)          (52,700)
    Increase in security deposits                                                        (4,896)           (2,810)
                                                                                    ------------      ------------
              Net cash used in investing activities                                     (38,717)          (55,510)
                                                                                     -----------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of stock                                                                    353,380           369,860
    Advances to shareholder                                                             (40,913)            66,638
                                                                                     -----------      ------------
              Net cash provided by financing activities                                  312,467           436,498
                                                                                     -----------      ------------

    NET INCREASE (DECREASE) IN CASH                                                        4,284           (3,572)

    CASH AND CASH EQUIVALENTS, beginning of year                                          21,151            24,723
                                                                                    ------------      ------------

    CASH AND CASH EQUIVALENTS, end of year                                           $    25,435         $  21,151
                                                                                     ===========      ============




                        See notes to financial statements




                          ALYDAAR SOFTWARE CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

           The Alydaar Software Corporation (the "Company") was originally incorporated in the state of Utah in 1982, it is currently incorporated in the state of North Carolina. The Company designs and markets software translation and migration services.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a.  Cash and cash equivalents

         For purposes of the cash flow statement, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash and/or cash equivalents.

     b.  Depreciation and amortization expense

         Depreciation is computed using the straight-line method over the asset's estimated useful life (3 years).

     c.  Revenue recognition

         The Company generally uses the accrual method of accounting. However, the Company recognizes revenue when billable. The typical contract for services specifies progress billings which reflect recognizable portions of completion of each job, although the job is not fully complete until tested and accepted by the customer.

     d.  Income taxes

        Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance has been provided for the deferred tax asset resulting from the net operating loss carryforward.

        As of December 31, 1995 and December 31, 1994, a net operating loss carry forward of $571,000 and $316,000, respectively, is available through December 31, 2010 to offset future taxable income.



     e. Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     f.  Advertising costs

        Advertising costs are expensed as incurred and were approximately
  $88,000 and $16,000 for the years ended December 31, 1995 and 1994, respectively.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Cont'd)

     g.  Earnings per share

       Earnings per common share were computed by dividing net earnings by the weighted average number of shares of common stock during the period. Common stock equivalents were not considered in the computations as their effect would be anti-dilutive.

3.  PROPERTY AND EQUIPMENT:

      Equipment, at cost, consists of the following:
                                                            December 31,
                                                    1995                  1994

      Equipment                                 $  86,522               $ 52,701
      Less accumulated depreciation                 1,504                  8,301
                                               ----------            -----------
                                                 $ 55,018               $ 44,400
                                                 ========               ========

4.    NOTE PAYABLE, SHAREHOLDER:

      As of December 31, 1995, the Company had a note payable to a shareholder.
The balance of $3,980 bears interest at 8.25%. During 1994 the Company had accumulated borrowings from its major shareholder and president of $201,904. The shareholder forgave this debt in 1994. This exchange was recorded as an increase in additional paid-in capital.

5.    NON-CASH TRANSACTIONS:

        During 1994, the Company accepted non-recourse notes totaling $450,000 for 900,000 shares of subscribed stock. In 1995, the notes expired without repayment. The Company reclaimed the shares from escrow, retired 400,000 of those shares and retained the balance of the shares as treasury stock which it intends to retire during 1996.


6.    STOCKHOLDERS' (DEFICIENCY) EQUITY:

        The Company sold 654,760 shares of common stock and 425,000 Class A warrants and 300,000 Class B warrants during 1995. Certain shares were subscribed in units that contained Class A and Class B warrants.

        In 1994, the Company sold 1,000,000 Class A warrants and 1,000,000 Class
  B warrants in connection with the sale of 600,000 shares of common stock.

        The Class A warrants can be exercised at a price of $1.50 per share while the Class B warrants can be exercised at a price of $2.00 per share.
  Both classes of warrants will expire, the sooner of, five years from the date of issue or two years from the listing of the common stock on a national trading exchange.

        During 1995, the Company's Board of Directors approved an omnibus stock option plan to benefit certain key employees. Under this plan, the Company may issue up to 550,000 shares of stock and/or options on stock through 2004. As of December 31, 1995, the Company granted 350.000 options to purchase stock at $1.50 and additional 40,000 options to purchase stock at $1.37. These exercise prices reflect the fair value of the stock on the date of grant, and accordingly no compensation expense has been recorded. The options become exerciseable two years from the date of grant.





6.       STOCKHOLDERS' (DEFICIENCY) EQUITY: (Cont'd)

        In July 1996 the Company issued an additional 150,000 shares of common stock for net proceeds of $1,050,000. The underwriter received as compensation warrants to purchase 10,000 shares of common stock with an exercise price at the stock value on the date of this issuance.

        Contingent upon filing form 10-SB, and listing with NASDAQ the underwriter has agreed to raise an additional $5,000,000. Specific terms and compensation to the underwriter are to be negotiated.

7.    SUPPLEMENTARY CASH FLOW INFORMATION:

        Cash paid for interest expense for the year ended December 1, 1995 was $2,000.

8.      CONCENTRATION OF CREDIT RISK:

        The Company maintained bank balances, which at times exceeded the federally insured limit of $100,000.

        During 1995, one customer accounted for 75% of the Company's sales.
  During 1994, the Company sold its services to only three customers with the largest accounting for 70% of sales.

9.      COMMITMENTS AND CONTINGENCY:

  The Company leases office space under various operating leases. Rent expense under these leases totaled approximately $35,000 in 1995 and $30,000 in 1994.
  In April 1996, the Company moved its offices and entered into a 2 1/2 year lease for this new office space. Future minimum lease payments under these operating leases are:

                               Year Ending
                               December 31                      Amount

                                1996                          $252,000
                                1997                           293,000
                                1998                           265,000

        During 1995, the Company allowed its general liability coverage to expire. In April 1996, the Company reinstated its insurance coverage.

        The Company is a defendant in two lawsuits, both of which relate to a former subsidiary of Alydaar Software Corporation, Gem Technologies, Inc.
  (GEM). Twenty purported noteholders or shareholders of GEM filed a complaint against certain officers, GEM and the Company alleging that the defendants fraudulently induced the plaintiffs into entering a note purchase agreement with GEM and fraudulently transferred the property of GEM to the Company. The plaintiffs have sought actual damages, punitive damages, attorney fees and injunctive relief relation to the property allegedly transferred to the Company.

        A purported shareholder of GEM filed a complaint against the Company's president, GEM, and the Company alleging a breach of contract and fraudulent misrepresentation in that the plaintiff purportedly was to receive shares of common stock of the Company in exchange for his investment in GEM, but has purportedly not received any shares. The plaintiff has sought monetary damages, punitive damages, interest and attorneys' fees.

        In the opinion of management, the Company will not incur a significant loss as a result of these actions and the Company intends to vigorously defend the allegations made in these complaints.


10.      FAIR VALUE OF FINANCIAL INSTRUMENTS:

        In 1995, the Company adopted Financial Accounting Standards Board
  Statement No. 107, which requires disclosures about the fair value of the Company's financial instruments. The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

        CURRENT ASSETS AND CURRENT LIABILITIES: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

        The carrying amount and the fair value of the Company's financial instruments at December 11, 1995 are as follows: Carrying Fair Amount Value

               Cash                                   $ 25,435        $25,435
               Loan to shareholder                      40,893         40,891
               Note payable, shareholder                 3,980          3,980

11.      PRIOR PERIOD ADJUSTMENTS

        The period adjustments reflected in the January 1, 1994 balance of stockholder equity were for corrections of accrued expenses payable ($25,000) and correction to Common Stock and additional paid-in capital. None of the changes have any tax effects.




12.     INCOME TAXES:

        Due to the losses incurred by the Company, no provision for taxes, current or deferred have been recorded.

        The components of the net deferred taxes are as follows:

                                  December 31,
                                    1995 1994
    Deferred tax assets:
     Net operating loss carry forward                 $ 229,000       $ 126,000
                                                      ---------       ---------
     Allowance for realization of assets              (229,000)       (126,000)
                                                      ---------       ---------

                                                     $        -      $     -
                                                     ==========      ==========



